Exhibit 99.1

Message to Shareholders

Greer State Bank

February 10, 2006

Dear Shareholders:

We are very pleased to report that Greer Bancshares Incorporated, the parent company of Greer State Bank, earned net income of $773,000 or 30 cents per diluted share for the quarter ended December 31, 2005, compared to $747,000 or 30 cents per diluted share for the fourth quarter of 2004, an increase in quarterly net income of 3.48%. Net income for calendar year 2005 was $2,795,000 or $1.12 per diluted share, compared to $2,560,000 or $1.05 per diluted share for 2004, an increase in annual net income of 9.18%. Total assets increased to $300,267,000 at December 31, 2005, up from $231,291,000 at December 31, 2004, an increase of 29.82%.

2005 was a year of extraordinary growth and significant progress for your Company. The growth of $69 million in assets is the highest in the Bank’s seventeen year operating history and moved the Company forward aggressively in its five-year strategic growth plan. The new Taylors Office opened in August and has exceeded our initial expectations in terms of growth and is already nearing profitability on a month-to-month basis. Several experienced lenders were added to our banking team, and they contributed significantly to new banking relationships and growth. While our earnings did not increase to the same extent as our growth in assets, we believe the investments made in people, facilities, and risk management expertise during 2005 have positioned the Company for strong financial performance in the future.

During the summer of 2006, we plan to break ground on a new administration/operations facility on 4.1 acres of land on Pennsylvania Avenue across from the Greer Library. This facility will represent another long-term investment in the Company’s future and ability to serve its stakeholders.

As we begin our eighteenth year of service to the Greer community, we are deeply grateful to you, our shareholders, for making this possible. Please be assured that we will continue to honor our original vision and values as we seek to enhance your investment in Greer Bancshares Incorporated.

As always, we welcome your comments and suggestions for ways to improve our service to and communications with you.

Sincerely,

David M. Rogers	R. Dennis Hennett	Kenneth M. Harper
Chairman of the Board	Chief Executive Officer	President

* * * * * * * * *

The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This message to shareholders speaks only as of its date, and the Company disclaims any duty to update the information herein.